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                                   EXHIBIT 99

Tuesday, August 3, 1999

Company Press Release

   COLLEGE TELEVISION NETWORK TO ACQUIRE MARKET PLACE MEDIA AND ALL CAMPUS MEDIA, CREATING A TOTAL YOUNG ADULT MEDIA COMPANY--CTN's Television Broadcast Network, Internet, Magazine, and Newspaper Assets Blanket the 18-to-24 Year Old Audience

   [ATLANTA, August 3, 1999] -- College Television Network, Inc. (CTN) (Nasdaq:
UCTN) today announced it has signed a purchase agreement to acquire Armed Forces Communications, Inc., d/b/a Market Place Media (MPM), for a purchase price of approximately $30,000,000.

   Jason Elkin, CTN's Chairman and CEO, said, "The MPM acquisition gives CTN a complete array of tools to help clients reach the coveted 18-to-24 year old audience: Television broadcast network, Internet, Link Magazine, radio, newspapers and AllCampus Promotional Network. CTN now leads the industry with the most coordinated and cost-efficient ways to effectively market to the young adult consumer. This was the perfect acquisition for CTN, it was an ideal strategic fit," Mr. Elkin concluded.

   "Clients today increasingly search for multi-media solutions to marketing problems," added CTN's Jason Elkin. "The total CTN company can now build powerful media and marketing programs for clients in a highly strategic, customized way.

   MPM is a leading advertising and promotions company specializing in targeting markets such as colleges and universities. MPM sells and distributes advertising (including print media, television, radio and Internet), to colleges and universities and to MPM's other targeted marketplaces. MPM's 1998 revenues exceeded $30 million, and MPM is ahead of target to meet 1999 revenue projections that are in excess of $40 million.

   MPM's All Campus Media(R) places advertisements in college newspapers, handles all facets of on-campus promotions and special events, offers full-service Internet technology (including its own Web page, on-line college publications), and provides full-service planning, buying and post analysis in radio, spot TV and cable in major student markets throughout America.

   In addition, MPM's Armed Forces Communications(R) is the leading multi-media military marketing company, placing advertising in national military base newspapers. MPM's American Minorities Media(R) represents and places advertising in minority and ethnic newspapers.

   CTN also announced today that Geoffrey Kanter has been named new president of MPM. Mr. Kanter, a Harvard Business School graduate, comes to MPM from the PRIMEDIA Inc. subsidiary, Cover Concepts Marketing Services. As President and CEO of Cover Concepts, Mr. Kanter spearheaded rapid company growth by driving new initiatives and acquiring other leading in-school marketing companies.

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   Geoffrey Kanter said, "I am excited to lead CTN's newest acquisition. MPM, combined with CTN's broadcast television network and Link Magazine, creates a portfolio of companies that provides our clients with an unparalleled opportunity to reach highly targeted audiences.

   CTN's broadcast television network now provides an original mix of music, news and information programming, broadcast continuously by satellite to American college and university locations across the nation. More than 1,300 college locations are now under contract to receive CTN's Nielsen-rated broadcasts. As a result, CTN's dedicated single channel broadcast now delivers advertisers the sought-after 18-24 year-old demographic. CTN's Link Magazine is now America's most read college magazine. Finally, CTN has undertaken an aggressive Internet strategy targeted at the young adult marketplace and is now in the process of forming significant Internet strategic relationships.

   CTN's fast growth has attracted significant investment partners. Willis Stein & Partners, a leading private equity firm, is the controlling shareholder in CTN. Willis Stein & Partners specializes in investments with media and communications companies.

   For further information, please call Jason Elkin, Chairman and Chief Executive Officer of CTN, at 404.256.4444, or Martin Grant, President of CTN, at 800.586.4636.

   This press release contains forward looking statements regarding the Company's business strategy projected financial results and future plans of operation. Forward looking statements involve known and unknown risks and uncertainties especially when dealing with financial projections. These and other important factors, including those mentioned in various filings with the Securities and Exchange Commission made periodically by the Company (available to the public at www.sec.gov), may cause the actual results and performance to differ materially from the future results expressed in or implied by such forward looking statements. The forward looking statements contained in this press release speak only as of the date hereof and the Company disclaims any obligation to provide public updates, revisions or amendments to any forward looking statements made herein to reflect changes in the Company's expectations or future events.

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